Exhibit 99.1

PRESS RELEASE

Industrial Services of America, Inc. Announces Authorization of Shredder Purchase

     LOUISVILLE, KY (June 21, 2007) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading provider of recyclable commodities and other materials, logistic management services, equipment and processes for waste, announced that its Board of Directors, at its June 21, 2007 meeting, announced authorization to proceed with the purchase of a shredder and complementary facility improvements totaling five million dollars.

Albert Cozzi, a member of the Board of IDSA, said, "I am pleased to be offering expertise to IDSA in the selection and installation of equipment."  Mr. Cozzi further stated, "This is a unique opportunity for IDSA to serve a niche market with specialized products in a location that is literally located at the crossroads of America."

The purchase of the shredder is planned to be financed using our $10.0 million senior revolving credit facility or by attaining new capital through private placement of our common stock.  This project is scheduled to be completed in 2008.  More information will be released as the project progresses.

Industrial Services of America, Inc., is a Louisville, KY based recycling and scrap processing company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing and waste handling equipment sales and service. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials.  Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville

Harry Kletter (hklet@isa-inc.com) or

Alan Schroering  (aschroering@isa-inc.com)

http://www.isa-inc.com/

502/366-3452